EXHIBIT 1.2



                         THE HALLWOOD GROUP INCORPORATED

                       CERTIFICATE OF DESIGNATIONS, RIGHTS
                       AND PREFERENCES OF PREFERRED STOCK
                       OF THE HALLWOOD GROUP INCORPORATED
                                -----------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                               ------------------


         We, William L. Guzzetti, and Melvin J. Melle, Executive Vice President and Vice President and Secretary, respectively, of The Hallwood Group
Incorporated, a Delaware corporation (hereinafter called the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designation under the corporate seal of the Corporation and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

         RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation (which authorizes 500,000 shares of Preferred Stock, par value $.10 per share, of which no shares of preferred stock are presently issued and outstanding), the Board of Directors hereby fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of a series of Preferred Stock consisting of 250,000 shares to be designated as the Series B Preferred Stock (referred to herein as the "Series B Preferred Stock").

         RESOLVED, that each share of the Series B Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

     1. Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up and dissolution, rank prior to all classes of the Corporation's Common Stock.

     2. Dividends.


CORPDAL:63843.1  18747-00001
                                                         1

         (a) The holders of the Series B Preferred Stock shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors, dividends in cash at a rate of $.20 per share per annum, provided, however, that the Board of Directors shall declare a dividend on the Series B Preferred Stock annually in each of the first five years from and after the date of the original issuance of the shares of the Series B Preferred Stock (the "Original Issuance Date"). Such dividends (a) shall accrue and be cumulative from the dividends (a) shall accrue and be cumulative from the Original Issue Date through the conclusion of the fifth anniversary of the Original Issue Date, whether or not earned or declared and whether or not funds are legally available therefor, and (b) after the conclusion of such fifty anniversary, shall not accrue, accumulate or be payable, unless and until declared by the Board of Directors.

         (b) Dividends declared pursuant to Section 2(a) above shall be payable annually, in arrears, on March 1 of each year, to the holder of record on such respective dates as may be fixed by the Board of Directors in advance of payment of each such dividend. Dividends payable on the Series B Preferred Stock for any period less than a full year shall be computed based on a 365- day year or 366-day year, as the case may be, and the actual number of days elapsed in the period for which payable. Any accumulation of such dividends on the Series B Preferred Stock not paid in full on the date fixed by the Board of Directors for payment of such dividends (the "Dividend Payment Date") shall bear simple interest at a rate of 9.0% per annum from the Dividend Payment Date until paid. All dividends paid with respect to shares of Series B Preferred Stock pursuant to Section 2(a) shall be paid pro rata to the holders of the Series B Preferred Stock. In the event that the funds of the Corporation legally available for the payment of dividends shall be insufficient for the payment of the entire amount of dividends payable in any dividend period with respect to the Series B Preferred Stock, the amount of such legally available funds shall be allocated for the payment of dividends with respect to the Series B Preferred Stock pro rata based upon the Liquidation Preference thereof (as defined in Section 4(a) below). At any time and from time to time thereafter when additional funds of the Corporation become legally available for the payment of dividends, such funds shall be used to pay the balance of any accrued but unpaid dividends and any interest thereon.

         (c) So long as any shares of the Series B Preferred Stock shall remain outstanding, the Corporation will not declare or pay any cash dividend, make a cash distribution, or purchase, acquire, redeem, pay monies to the holders of, or set aside or make monies available for a sinking fund for the purchase of redemption of, any shares of Common Stock unless all accrued and unpaid dividends and interest in respect of the Series B Preferred Stock have been paid or declared and duly provided for.

     3. Redemption.

         (a) Mandatory Redemption. On July 20, 2010, to the extent the Corporation shall have legally available funds therefore, the Corporation shall have legally available funds therefor, the




CORPDAL:63843.1  18747-00001
                                                         2

Corporation shall redeem the remaining outstanding shares of Series B Preferred Stock, at a redemption price (hereinafter the "Redemption Price") of 100% of the Liquidation Preference per share, together with an amount equal to the sum of all accrued and unpaid dividends and interest thereon to such redemption date, in cash, and in the manner provided in subparagraphs 3(c)(1) through 3(c)(4) below; provided, however, that if there are insufficient legally available funds for redemption under this Section 3(a) at the redemption date, the Corporation shall redeem all or part of the remainder of the shares of Series B Preferred Stock subject to redemption from time to time or as soon as the Corporation has sufficient funds which are legally available therefor until all such shares of Series B Preferred Stock have been redeemed.

         (b) Optional Redemption. The Corporation may redeem at any time, or from time to time, from any source of funds legally available therefor, in whole or in part, in the manner provided in subparagraphs 3(c)(1) through 3(c)(4) below, any and all shares of Series B Preferred Stock at a redemption price of 100% of the Liquidation Preference per share, together with an amount equal to the sum of all accrued and unpaid dividends and interest thereon to the date fixed for redemption.

         (c) Procedure for Redemption. (1) With respect to any redemption of fewer than all the outstanding shares of Series B Preferred Stock, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors.

         (2) Not less than thirty (30) nor more than ninety (90) days prior to the redemption date, written notice of the time and place of redemption (hereinafter, the "Redemption Notice") shall be given to each holder of record of the Series B Preferred Stock so to be redeemed, addressed to such holder at his or its post office address as the same shall appear upon the books of the Corporation. The Redemption Notice shall state: (i) the redemption date; (ii) the number of shares to be redeemed from such holder and the total number of shares of Series B Preferred Stock to be redeemed; (iii) the Redemption Price; and (iv) the place where certificates for such shares are to be surrendered for payment of the Redemption Price.

         (3) On or before the redemption date, each holder of shares of Series B Preferred Stock to be redeemed shall present and surrender his or its certificate or certificates (endorsed in such manner as may be required by the Corporation, or not endorsed if not required by the Corporation) to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be paid to or on the order of such holder.

         (4) In the event less than all the shares of Series B Preferred Stock represented by any such surrendered certificate are redeemed, a new certificate shall be issued by the Corporation to the registered holder of such surrendered certificate representing the unredeemed shares.




CORPDAL:63843.1  18747-00001
                                                         3

         (d) Effect of Redemption. (1) The shares of Series B Preferred Stock which have been redeemed shall not be reissued and each surrendered certificate shall be canceled. The Corporation shall from time to time cause all such shares redeemed to be retired in the manner provided by law. Such retired shares of Series B Preferred Stock shall resume the status of authorized but unissued and non-designated shares of Preferred Stock of the Corporation.

         (2) From and after the date fixed for redemption, (A) the shares of Series B Preferred Stock so designated for redemption shall no longer be transferrable on the books of the Corporation (except with the consent of the Corporation); (B) such shares shall not be deemed to be outstanding for any purpose whatsoever (unless default shall be made by the Corporation in payment of the Redemption Price); (C) the holders thereof shall cease to be stockholders with respect to such shares and shall be entitled only to receive the Redemption Price thereof and (D) dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue. If the Corporation shall default in making payment of the Redemption Price, then such shares so called for redemption and then unpaid shall continue to be outstanding as if no such call for redemption had been made.

     4. Rights on Liquidation, Dissolution, etc.

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $4.00 for each share outstanding (the "Liquidation Preference"), plus an amount in cash equal to any and all accrued but unpaid dividends and interest thereon to the date fixed for liquidation, before any payment shall be made or any assets distributed to the holders of any of the stock of the Corporation ranking as to liquidation, dissolution or winding up junior to the Series B Preferred Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Series B Preferred Stock and outstanding shares of securities ("Parity Securities") of the Corporation ranking on a parity with the Series B Preferred Stock as to liquidation, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series B Preferred Stock are entitled were paid in full.

         (b) The sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation of the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, shall not be deemed a dissolution, liquidation or winding up of the affairs of the Corporation for purposes of this Section 4.

     5. Voting; Consent




CORPDAL:63843.1  18747-00001
                                                         4

         (a) The holders of the shares of Series B Preferred Stock shall not be entitled to vote on matters which may be the subject of proper action by stockholders of the Corporation except as otherwise provided by law.

         (b) In any vote by the holders of Series B Preferred Stock as may be required by law, each holder of Series B Preferred Stock shall be entitled to one (1) vote for each share of Series B Preferred Stock.

         (c) No consent of holders of the Series B Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the creation of any class of stock of the Corporation subordinate, pari passu or senior to the Series B Preferred Stock as to the payment of dividends and upon liquidation of the Corporation, or (iii) any increase or decrease in the amount of authorized Common Stock of any increase, decrease or change in the par value thereof.

         6. Except as expressly set forth herein, the holders of the Series B Preferred Stock shall have no other rights other than those provided by applicable Delaware law.





CORPDAL:63843.1  18747-00001
                                                         5

         IN WITNESS WHEREOF, The Hallwood Group Incorporation has caused this Certificate of Designation to be signed by William L. Guzzetti, as Executive Vice President, and attested by Melvin J. Melle, as Secretary, this ___ day of _______________, 1995.

                       THE HALLWOOD GROUP INCORPORATED


                       By:   ____________________________________
                             William L. Guzzetti
                             Executive Vice President

ATTEST:

By:   ______________________
      Melvin J. Melle, Secretary




CORPDAL:63843.1  18747-00001
                                                         6